Exhibit 99.1

Contact:
Michelle Chase
Carrier Access Corp.
303-218-5562
mchase@carrieraccess.com

Carrier Access Reports First Quarter 2004 Financial Results

Wireless sales drive 23% quarter over quarter revenue growth

BOULDER, Colo. — April 20, 2004 — Carrier Access Corporation (NASDAQ: CACS), a manufacturer of broadband communications equipment, today reported results for its first quarter ended March 31, 2004.

Revenue for the first quarter of 2004 was $28.5 million compared with $23.3 million for the fourth quarter of 2003 and $11.2 million for the first quarter of 2003. Net income for the first quarter of 2004 was $2.7 million, or $0.09 per share, compared with net income for the fourth quarter of 2003 of $1.5 million, or $0.05 per share, and net income of $117,000, or $0.00 per share, for the first quarter of 2003.

This marks Carrier Access’ fourth consecutive quarter of revenue growth and fifth consecutive quarter of net income growth. In the first quarter of 2004, Carrier Access completed a public offering of approximately 6.8 million shares of common stock, resulting in net proceeds to the Company of approximately $78.5 million. The Company ended the quarter with cash, cash equivalents, and marketable securities available for sale of $118.1 million.

“Q1 was an excellent quarter for Carrier Access as we recorded 23% quarter over quarter revenue growth, and 79% quarter over quarter net income growth,” said Roger Koenig, president, CEO and chairman of Carrier Access. “We believe our balance sheet strength, 11 years of operating history and technology direction, combined with our incumbent vendor status and extensive sales and distribution channels, give us an advantage for strong, continued success across our three focus markets — wireless, broadband and fiber access.”

Carrier Access will conduct a conference call and audio webcast to discuss its first quarter 2004 earnings today at 4:30 p.m. EDT. This call is open to the public. Participants should dial 712-257-0021, domestically or internationally, at least fifteen minutes prior to the scheduled start time and reference Carrier Access. The audio webcast will be simultaneously available and will also be available for replay until April 20, 2005. To access the simultaneous audio webcast or replay, please visit the Carrier Access Investor Relations page at www.carrieraccess.com/investors or see www.fulldisclosure.com.

About Carrier Access Corporation

Carrier Access designs, manufactures and sells next-generation broadband access communications equipment to wireline and wireless service providers. Our products are used to upgrade access capacity and implement the convergence of IP, voice and data services enabling communications providers to deploy new media-rich Internet and personalized communications services. Carrier Access is headquartered in Boulder, Colorado. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements about our ability to attain revenue and maintain our balance sheet, incumbent vendor status, direct and indirect sales channels as well as our growth prospects in wireless. Our results of operations for the first quarter of fiscal 2004 and quarter over quarter revenue and net income growth are not necessarily indicative of the results that may be expected for any future period. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share amounts)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$104,469	$17,207
Marketable securities available for sale	13,620	19,335
Accounts receivable, net	17,708	18,333
Inventory, net	28,261	26,135
Prepaid expenses and other	4,276	4,708

Total current assets	168,334	85,718

Property and equipment, net	6,708	7,012
Goodwill	6,748	6,748
Intangibles, net	7,342	7,692
Other assets	200	372

Total assets	$189,332	$107,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,179	$12,862
Accrued compensation payable	2,170	2,905
Deferred rent	902	912
Accrued expenses and other liabilities	1,444	1,469

Total liabilities	17,695	18,148

Stockholders’ equity:
Preferred stock	—	—
Common stock	34	27
Additional paid-in capital	186,085	106,571
Deferred compensation	—	(12)
Accumulated deficit	(14,481)	(17,185)
Accumulated other comprehensive income	(1)	(7)

Total stockholders’ equity	171,637	89,394

Total liabilities and stockholders’ equity	$189,332	$107,542

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue, net	$28,547	$11,203
Cost of sales	15,612	6,154

Gross profit	12,935	5,049

Operating expenses:
Research and development	3,975	2,608
Sales and marketing	4,577	2,675
General and administrative	1,719	1,234
Bad debt expense (recoveries)	(183)	(1,412)
Goodwill and other intangible amortization	347	—

Total operating expenses	10,435	5,105

Income (loss) from operations	2,500	(56)

Other income, net	219	84

Income before income taxes	2,719	28

Income tax expense (benefit)	15	(89)

Net income	$2,704	$117

Income per share, basic and diluted	$0.09	$0.00

Weighted average common shares outstanding:
Basic	29,318	24,771
Diluted	31,724	24,950

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$2,704	$117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,207	1,079
Recoveries of doubtful accounts, net	(183)	(1,412)
Provision for inventory obsolescence	395	—
Stock-based compensation	5	48
Changes in operating assets and liabilities:
Accounts receivable	808	1,450
Income taxes receivable	—	6,882
Inventory	(2,520)	(1,507)
Prepaid expenses and other	605	(29)
Accounts payable and accrued expenses	(453)	(2,351)

Net cash provided by operating activities	2,568	4,277

Cash flows from investing activities:
Purchases of property and equipment	(554)	(220)
Purchases of marketable securities	—	(4,155)
Sales and maturities of marketable securities available for sale	5,721	498

Net cash provided (used) by investing activities	5,167	(3,877)

Cash flows from financing activities:
Proceeds from stock offering	83,606	—
Offering costs	(5,055)	—
Proceeds from exercise of stock options	976	—

Net cash provided by financing activities	79,527	—

Net increase in cash and cash equivalents	87,262	400
Cash and cash equivalents at beginning of period	17,207	14,900

Cash and cash equivalents at end of period	$104,469	$15,300

Supplemental cash flow disclosures:
Income tax refunds	$—	$(6,972)